Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Quantum eMotion Corp.

We, Richter LLP, consent to the use of our report dated March 30, 2026, on the consolidated financial statements of Quantum eMotion Corp. (the “Company”), which comprise the consolidated statement of financial position as at December 31, 2025 and 2024, and the consolidated statements of loss and comprehensive loss, consolidated statement of changes in shareholders’ equity, and consolidated statement of cash flows for the years then ended, and notes to the financial statements, including a summary of material accounting policies, which is incorporated by reference in this Annual Report on Form 40-F dated March 31, 2026 of the Company.

/s/ Richter LLP

Montreal, Canada

March 31, 2026